Exhibit 19.1
ZOOMINFO TECHNOLOGIES INC. SECURITIES TRADING POLICY

This Securities Trading Policy (“Policy”) contains the following sections:
1.0General
2.0Definitions
3.0Statement of Policy
4.0Certain Exceptions and Exemptions
5.0Pre-clearance of Trades and Other Procedures
6.010b5-1 Plans/Margin Accounts and Pledges
7.0Potential Criminal and Civil Liability and/or Disciplinary Action
8.0Broker Requirements for Section 16 Persons
9.0Confidentiality
10.0Legal Effect of this Policy
Ex. A Individual Rule 10b5-1 Trading Plan Guidelines

1.0     General
1.1ZoomInfo Technologies Inc. and its subsidiaries (collectively, the “Company”), their directors, officers, and employees (collectively, “ZoomInfo Personnel”), family members of ZoomInfo Personnel and trusts, corporations and other entities controlled by any of such persons (collectively, “Insiders”) must, at all times, comply with the securities laws of the United States and all applicable jurisdictions.
1.2Federal securities laws prohibit trading in the securities of a company on the basis of “inside” information. These transactions are commonly known as “insider trading”. It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell, or retain the securities of a company to which such inside information relates. Anyone violating these laws is subject to personal liability and could face significant fines and criminal penalties, including imprisonment. Federal securities laws also create a strong incentive for the Company to deter insider trading by its employees. In the normal course of business, ZoomInfo Personnel may come into possession of inside information concerning the Company, transactions in which the Company proposes to engage, or other entities with which the Company does business. Therefore, the Company has established this Policy with respect to trading in its securities or securities of another company. Any violation of this Policy could subject you to disciplinary action, up to and including termination. See Section 7.0.

1.3This Policy concerns compliance as it pertains to the disclosure of inside information regarding the Company or another company and to trading in securities while in possession of such inside information. In addition to requiring that Insiders comply with the letter of the law, it is the Company’s policy that Insiders exercise judgment so as to also comply with the spirit of the law and avoid even the appearance of impropriety.
1.4This Policy is intended to help Insiders and the Company avoid insider trading violations. However, the matters set forth in this Policy are guidelines only and do not replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. If you have specific questions regarding this Policy or applicable law, please contact the office of the General Counsel, including the General Counsel, the Deputy General Counsel, or any Associate General Counsel (the “Office of the General Counsel”).
2.0     Definitions
2.1Family Members. For purposes of this Policy, the term “family members” includes family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control. ZoomInfo Personnel are responsible for the transactions of their family members and therefore should make them aware of the need to confer with them before they trade in the Company’s securities.
2.2Material Information. Information is “material” if a reasonable investor would consider it important in deciding whether to buy, sell, or hold a security. The information may concern the Company or another company and may be positive or negative. Material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could be material. Insiders should assume that information that would affect their consideration of whether to trade, or which might tend to influence the price of the security, is material.
Examples of material information may include, but are not limited to:
•quarterly or annual results;
•guidance on earnings estimates and changing or confirming such guidance on a later date or other projections of future financial performance;
•mergers, acquisitions, tender offers, joint ventures, or changes in assets;
•significant developments with respect to products or technologies;
•developments regarding the Company’s material intellectual property;

•developments regarding customers or suppliers, including the acquisition or loss of an important contract;
•changes in control or in senior management;
•changes in compensation policy;
•change in or dispute with the Company’s independent registered public accounting firm or notification that the Company may no longer rely on such firm’s report;
•financings and other events regarding the Company’s securities (e.g., defaults on securities, calls of securities for redemption, share repurchase plans, stock splits, public or private sales of securities, changes in dividends and changes to the rights of securityholders);
•significant write-offs;
•significant pending or threatened litigation or governmental investigations or significant developments with respect to litigation or governmental investigations;
•cybersecurity incidents or events; and
•impending bankruptcy, corporate restructuring, or receivership.
Information that something is likely to happen or even just that it may happen can be material. Courts often resolve close cases in favor of finding the information material. Therefore, Insiders should err on the side of caution. The mere fact that a person is aware of the information is a bar to trading: it is no excuse that such person’s reasons for trading were not based on the information.
2.3Non-Public Information. For the purpose of this Policy, information is “Non-Public” until three criteria have been satisfied:
First, the information must have been widely disseminated. Generally, Insiders should assume that information has NOT been widely disseminated unless one or more of the following has occurred:
•it has been carried in a national “financial” news service such as the Dow Jones Broad Tape;
•it has been carried in a national “general” news service such as the Associated Press;
•it has been carried by a national television news service; and/or
•it has appeared in a publicly available filing made with the SEC.
Second, the information disseminated must be some form of “official” announcement or disclosure. The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.

Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public. Information should not be considered fully absorbed until after at least one full trading session has elapsed on the Nasdaq Stock Market (“Nasdaq”) after the information is disseminated in a national news medium or disclosed in a filing with the SEC.
2.4Section 16 Persons: “Section 16 Persons” means the Company’s directors and officers (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)).
2.5Security or Securities. “Securities” include stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments.
2.6Trade or Trading. “Trading” means any purchase, sale, or other transaction to acquire, transfer or dispose of securities, including derivative exercises, gifts or other contributions, pledges, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan.
3.0     Statement of Policy
3.1No Insider may trade the Company’s securities at any time when the Insider has Material Non-Public Information concerning the Company.
3.2No Insider may trade securities of another company at any time when the Insider has Material Non-Public Information about that company, including, without limitation, any of our customers, vendors, or suppliers, when that information was obtained as a result of the Insider’s employment or relationship to the Company.
3.3No Insider may disclose (“tip”) Material Non-Public Information to any other person (including family members), and no Insider may make trading recommendations on the basis of Material Non-Public Information. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip.”
3.4No Insider may comment on stock price movements or rumors of other corporate developments (including discussions in Internet “chat rooms” or on social media platforms) that are of possible significance to the investing public unless it is part of the Insider’s job (such as Investor Relations) or the Insider has been specifically authorized in accordance with the Company’s Policy and Procedures for Compliance with Regulation FD. If you comment on corporate developments, stock price movements or rumors, or disclose Material Non-Public Information to a third party you must contact the Office of the General Counsel immediately.

3.5It is generally the practice of the Company not to respond to inquiries or rumors concerning the Company’s affairs. If you receive inquiries concerning the Company from the media or inquiries from securities analysts or other members of the financial community, you should refer such inquiries, without comment, to the Company’s Chief Financial Officer, VP of Investor Relations, or the Office of the General Counsel, or their respective designees.
3.6Insiders may only trade in the Company’s securities during the four “Window Periods” that occur each fiscal year or in connection with an SEC registered secondary underwritten offering of the Company. Certain of these persons must also receive pre- approval prior to any transaction. See Section 5.0.
3.7No Short Sales, Pledges, or Speculative Transactions. No Insider, whether or not he or she possesses Material Non-Public Information, may trade in options, warrants, puts and calls or similar instruments on the Company’s securities or sell such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery) (the foregoing does not apply to options to purchase Company stock that may be issued to the Insider by the Company). Such activities may put the personal gain of the Insider in conflict with the best interests of the Company and its securityholders or otherwise give the appearance of impropriety. No ZoomInfo Personnel may engage in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities, or pledge the Company’s securities as collateral for a loan.
3.8An Insider who is aware of Material Non-Public Information when he or she ceases to be an Insider, may not trade in the Company’s securities until that information has become public or is no longer material. This Policy continues in effect for all Permanent Restricted Persons and Other Restricted Persons (each as defined below) until the opening of the first Window Period after termination of employment or other relationship with the Company, except that, unless notified otherwise by the Company, the pre- clearance requirements set forth in Section 5.0 continue to apply to Permanent Restricted Persons for six months after the termination of their status as a Permanent Restricted Person. See Section 5.3. If you have specific questions regarding this Policy, what may constitute Material Non-Public Information or applicable law, please contact the Office of the General Counsel.
4.0     Certain Exceptions and Exemptions
4.1.Exceptions. The prohibition on trading in the Company’s securities set forth in Section 3.0 above does not apply to:
•Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime).

•The exercise of stock options (including any net-settled stock option exercise) pursuant to our stock plans; however, the sale of any stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding requirements, is subject to this Policy.
•The withholding (whether mandated by the Company (including a mandatory “sell to cover” on Participant’s behalf (without further authorization)) or pursuant to a tax withholding right) of shares of restricted stock, shares underlying restricted stock units or shares subject to an option to satisfy tax withholding requirements.
•The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by the Company. See Section 6.1.
•Sales of the Company’s securities as a selling stockholder in a registered public offering in accordance with applicable securities laws.
•To the extent the Company offers its securities as an investment option in the Company’s 401(k) plan, the purchase of stock through the Company’s 401(k) plan through regular payroll deductions; however, the sale of any such stock and the election to transfer funds into or out of, or a loan with respect to amounts invested in, the stock fund is subject to this Policy.
•To the extent the Company offers its securities as an investment option in an employee stock purchase plan, the purchase of stock through the Company’s employee stock purchase plan; however, elections to participate in such plan, the sale of any such stock and changing instructions regarding the level of withholding contributions which are used to purchase stock is subject to this Policy.
•To the extent the Company offers a dividend reinvestment plan (“DRIP”), the purchase of stock through the DRIP resulting from reinvestment of dividends paid on the Company’s securities; however, (i) a voluntary purchase of the Company’s securities that results from additional contributions a participant chooses to make to the DRIP, and to a participant’s election to participate, cease participation or otherwise alter a participation in the DRIP, and (ii) a participant’s sale of any of the Company’s securities purchased pursuant to the DRIP, are subject to this Policy.

4.2.Certain Exemptions. Those subject to the Window Periods or a blackout pursuant to Section 5.0 may request a hardship exemption for periods outside the Window Periods or during a blackout, as applicable, if they are not in possession of Material Non-Public Information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the Office of the General Counsel. In addition, the Office of the General Counsel (or, in the case of an exception for a member the Office of the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel, the Chief Financial Officer), may request an exemption for gifts outside of Window Periods or during a blackout, as applicable, if they are not in possession of Material Non-Public Information and are not otherwise prohibited from trading pursuant to this Policy.
5.0     Trading Windows and Pre-Clearance
5.1.Window Periods. The Company has established four “windows” of time during the fiscal year during which Insiders are permitted to trade in the Company’s securities (“Window Periods”). Each Window Period begins after at least one full trading session on the Nasdaq after the date on which the Company makes a public news release of its quarterly or annual earnings for the prior fiscal quarter or year. Assuming the Nasdaq is open each day, the following illustrates when Insiders may trade after the Company’s public news release of its quarterly or annual earnings fiscal quarter for the prior fiscal quarter or year:
Announcement on Tuesday    First Day of Trading
Before market opens    Wednesday
While market is open    Thursday
After market closes    Thursday
The last day of each Window Period is the 15th day of the last month of the then current fiscal quarter. After the close of the Window Period, except as set forth in Section 4.0 above or 6.1 below, Insiders may not trade in any of the Company’s securities at least until the start of the next Window Period. The prohibition against trading while aware of, or tipping of, Material Non-Public Information applies even during a Window Period.
For example, if during a Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, you may not trade in the Company’s securities. You must consult the Office of the General Counsel whenever you are in doubt.

5.2.Notification of Window Periods. In order to assist you in complying with this Policy, the Company will endeavor to deliver an e-mail (or other communication) notifying all ZoomInfo Personnel when the Window Period has opened and when the Window Period closes. The Company’s delivery or non-delivery of these e-mails (or other communication) does not relieve you of your obligation to only trade in the Company’s securities in full compliance with this Policy.
5.3.Pre-Clearance Procedures. Subject to Section 6.1, Permanent Restricted Persons and Other Restricted Persons (defined below) must obtain the advance approval of the Office Pre-Clearance Procedures. Subject to Section 6.1, Permanent Restricted Persons and Other Restricted Persons (defined below) must obtain the advance approval of the Office of the General Counsel in accordance with this Section 5.3 before effecting transactions in the Company’s securities, including any exercise of an option (whether cashless or otherwise), gifts, loans, rights or warrant to purchase or sell such securities, contribution to a trust or other transfers, whether the transaction is for the individual’s own account, one over which he or she exercises control, or one in which he or she has a beneficial interest. Permanent Restricted Persons and Other Restricted Persons must submit a request for pre-clearance at least two business days in advance of the proposed transaction (two weeks in the case of using shares as collateral for a loan (see Section 6.2)) by completing the attached “Request for Approval” form. Approval must be in writing, specifying the securities involved. Approval for transactions of the Company’s securities will generally be granted only during a Window Period (described in Section 5.1 above) and the transaction may only be performed during the Window Period in which the approval was granted and in any event within two business days from the date of approval. Unless notified otherwise by the Company, Permanent Restricted Persons must comply with these pre-clearance requirements for six months after the termination of their status as a Permanent Restricted Person.
(i)Permanent Restricted Persons. “Permanent Restricted Persons” means Section 16 Persons, family members of Section 16 Persons and trusts, corporations and other entities controlled by Section 16 Persons.
(ii)Other Restricted Persons. From time to time, the Company will notify persons other than Permanent Restricted Persons that they are subject to the pre-clearance requirements set forth in this Section 5.3 if the Company believes that, in the normal course of their duties, they are likely to have regular access to Material Non-Public Information (“Other Restricted Persons”). Examples of such persons include other corporate officers and employees such as those working in Sales and Marketing, Legal, Finance, Information Technology and Corporate Development Departments, family members of any of such persons and trusts, corporations and other entities influenced or controlled by any of such persons, and certain key support employees. Occasionally, certain individuals may have access to Material Non-Public Information for a limited period of time. During such a period, such persons may be notified that they are also Other Restricted Persons who will be subject to the pre-clearance requirements set forth in this Section 5.3.
5.4.Suspension of Trading. From time to time, the Company may require that directors, officers, selected employees and/or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. All those affected shall not trade in the Company’s securities while the suspension is in effect and shall not disclose to others that we have suspended trading for certain individuals. Though these blackouts generally will arise because the Company is involved in a highly sensitive transaction, they may be declared for any reason. If the Company declares a blackout to which you are subject, a member of the legal department will notify you when the blackout begins and when it ends.
6.0     10b5-1 Plan/Margin Accounts and Pledges
6.110b5-1 Trading Plans. A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow. A 10b5-1 trading plan can only be established when you do not possess Material Non- Public Information. Insiders cannot enter into these plans at any time when in possession of Material Non-Public Information and cannot enter into these plans outside Window Periods. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made. All 10b5-1 trading plans adopted by Insiders must comply with the Company’s Individual Rule 10b5-1 Trading Plan Guidelines, which are attached hereto as Exhibit A.
6.2No Margin Accounts or Pledges. Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in our securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of Material Non-Public Information. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral.
Therefore, no ZoomInfo Personnel, whether or not in possession of Material Non-Public Information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan.

7.0     Potential Criminal and Civil Liability and/or Disciplinary Action
7.1Individual Responsibility. Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Company has prohibited trading by that Insider or any other Insiders. A Window Period is not a “safe harbor.” Whether or not during a Window Period, you may not trade securities on the basis of Material Non-Public Information.
Any proceeding alleging improper trading will have the benefit of hindsight. Therefore, as a practical matter, before engaging in any transaction you should carefully consider how enforcement authorities and others might view the transaction. Whether or not you possess Material Non-Public Information, it is advisable that you treat any investment in the Company’s securities or the securities of any company that has a substantial relationship with the Company from the perspective of a long term investor who would like to participate over time in the Company’s or such company’s earnings growth. As an Insider, attempting to achieve short term gains trading in Company securities would be extremely risky.
7.2Controlling Persons. Federal securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against “controlling persons” with respect to the violator. The term “controlling person” is not defined, but includes employers (i.e., the Company), its directors, officers, and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the “controlling person” knew or recklessly disregarded the fact that a violation was likely. Second, it must be shown that the “controlling person” failed to take appropriate steps to prevent the violation from occurring. For this reason, the Company’s supervisory personnel are directed to take appropriate steps to ensure that those they supervise, understand and comply with the requirements set forth in this Policy.
7.3Potential Sanctions.
(i)Liability for Insider Trading and Tipping. Insiders, controlling persons, and the Company may be subject to civil penalties or criminal penalties, including imprisonment, for trading in securities when they have Material Non-Public Information or for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Non-Public Information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. The SEC has imposed harsh penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges, and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

(ii)Possible Disciplinary Actions. ZoomInfo Personnel who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the ZoomInfo Personnel’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
7.4Questions and Violations. Anyone with questions concerning this Policy or its application should contact the Office of the General Counsel. Any violation or perceived violation should be reported immediately to the Office of the General Counsel.
8.0     Broker Requirements for Section 16 Persons
The timely reporting of transactions requires tight interface with brokers handling transactions for our directors and executive officers. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate timely compliance by the directors and executive officers of the Company with the requirements of Section 16 of the Exchange Act, brokers of Section 16 Persons need to comply with the following requirements:
•not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Company that your transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144); and
•to report before the close of business on the day of the execution of the transaction to the Company by telephone and in writing via e-mail to the Office of the General Counsel, the complete (i.e., date, type of transaction, number of shares and price) details of every transaction involving the Company’s equity securities, including gifts, transfers, and all 10b5-1 transactions.
Because it is the legal obligation of the trading person to cause any filings on Form 3, Form 4, Form 5, or Form 144 (or as may otherwise be required) to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately telephoned and e-mailed the required information to the Company.

9.0     Confidentiality
No ZoomInfo Personnel should disclose any Non-Public Information to non-ZoomInfo Personnel (including to family members that are non-ZoomInfo Personnel), except when such disclosure is needed to carry out the Company’s business (for example, when such disclosures are authorized as necessary to facilitate negotiations with vendors or customers and such persons are subject to contractual confidentiality restrictions) and then only when the ZoomInfo Personnel disclosing the information has no reason to believe that the recipient will misuse the information. When such information is disclosed, the recipient must be told that such information may be used only for the business purpose related to its disclosure and that the information must be held in confidence. ZoomInfo Personnel should disclose Non-Public Information to other ZoomInfo Personnel only in the ordinary course of business, for legitimate business purposes, and in the absence of reasons to believe that the information will be misused or improperly disclosed by the recipient. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information and Non-Public Information should not be discussed with any person within the Company under circumstances where it could be overheard. If you have specific questions regarding which disclosures, if any, about the Company may be appropriate to disclose to non-ZoomInfo Personnel (including to family members), please contact the Office of the General Counsel. See also, Controlling Persons, Section 7.2.
In addition to other circumstances where it may be applicable, this confidentiality policy must be strictly adhered to in responding to inquiries about the Company that may be made by the press, securities analysts, or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Company by a duly designated officer. Accordingly, ZoomInfo Personnel should not respond to any such inquiries and should refer all such inquiries to the Company’s Chief Financial Officer, VP of Investor Relations, or the Office of the General Counsel, or their respective designees. See also, Statement of Policy, Sections 3.4 and 3.5.
10.0     Legal Effect of this Policy
The Company’s Policy with respect to insider trading and the disclosure of confidential information, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific, and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.
Any waiver of any provision of this Policy, if permitted by applicable law or regulation, must be approved by the Audit Committee of the Board of Directors of the Company and will be promptly disclosed if required by applicable securities law and/or stock exchange rules.

As Amended Effective: February 27, 2023

ACKNOWLEDGMENT CONCERNING SECURITIES TRADING POLICY

Please acknowledge that you have received and read this Securities Trading Policy. ZoomInfo Technologies Inc. may ask you to re-submit this acknowledgement on an annual basis.
By my signature below, I acknowledge that I have read and received ZoomInfo Technologies Inc.’s Securities Trading Policy.
Signature:
Name (printed):
Date:

REQUEST FOR APPROVAL TO TRADE ZOOMINFO TECHNOLOGIES INC. SECURITIES

Type of Security [check all applicable boxes]
Common stock
Preferred stock
Restricted stock
Stock Option
Number of Shares
Proposed Date of Transaction

Type of Transaction
Stock option exercise – Exercise Price $    /share Exercise Price paid as follows:
Broker’s cashless exchange
cash
other
Withholding tax paid as follows:
Broker’s cashless exchange
cash
other
Purchase
Sale
Gift
Other

Broker Contact Information
Company Name
Contact Name
Telephone         Fax         Account Number
Social Security or other Tax Identification Number
Status (check all applicable boxes)
Executive Officer
Board Member
Filing Information (check all applicable boxes and complete blanks)
Date of filing of last Form 3 or 4
Is a Form 144 Necessary?
Date of filing of last Form 144

I am not currently in possession of any material non-public information relating to ZoomInfo Technologies Inc. and its subsidiaries. I hereby certify that the statements made on this form are true and correct.
I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding ZoomInfo Technologies Inc. arises and, in the reasonable judgment of ZoomInfo Technologies Inc., the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.
Signature      Date
Print Name

Telephone Number Where You May Be Reached

Request Approved (transaction must be completed during the Window Period (as defined in Section 5.4 of ZoomInfo Technologies Inc.’s Securities Trading Policy) in which this approval was granted and in any event within two business days after approval).
Request Denied
Request Approved with the following modification
Signature         Date

EXHIBIT A
ZoomInfo Technologies Inc.
Individual Rule 10b5-1 Trading Plan Guidelines
The Securities and Exchange Commission enacted Rule 10b5-1 (the “Rule”) to give insiders who were often in possession of material, nonpublic information (“Insiders”) greater flexibility to engage in transactions in their company’s stock. If Insiders follow the requirements of the Rule, they have an affirmative defense from insider trading liability for trades made under an effective written plan for trading securities (commonly referred to as a Rule 10b5-1 Plan). In each case, Insiders must act in good faith with respect to the Plan and not as part of a scheme to evade the prohibitions against unlawful insider trading.
As set forth in the ZoomInfo Technologies Inc. Securities Trading Policy (the “Policy”), ZoomInfo Technologies Inc. (the “Company”) permits its Insiders to purchase or sell shares of Company common stock pursuant to a Rule 10b5-1 plan (a “Plan”) under certain circumstances. The Legal Department has set forth the following guidelines (the “Guidelines”) to provide Insiders with clarity as to what parameters must be followed in order to adopt a Plan that is compliant with the Company’s Policy. These Guidelines are in addition to, and not in lieu of, the requirements and conditions of the Rule. Any questions regarding the Guidelines should be directed to the Office of the General Counsel. Capitalized terms not otherwise defined in these guidelines shall have the meaning set forth in the Policy.
1.Pre-Clearance. All Plans must be submitted in writing and pre-cleared by the Office of the General Counsel at least two business days prior to the entry into the Plan. The Company reserves the right to withhold pre-clearance of any Plan that the Company determines is not consistent with the rules regarding such plans. Notwithstanding any pre-clearance of a Plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.
2.Plan Adoption. All Plans must be entered into during a Window Period and when the Insider is not in possession of any Material, Non-Public Information.
3.Plan Format. All Plans must be in writing and must not allow the Insider to exercise any subsequent influence over how, when or whether to effect trades in Company securities under the Plan. Additionally, Plans must (a) expressly state the amount, price and dates on which transactions may be executed, (b) provide a written formula for determining amounts, prices and dates, or (c) delegate discretion on those matters to an independent third party.
4.Cooling-Off Period.
a.If the Insider is a Company director or officer (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (a “Section 16 Person”)), the Plan must not permit any trades to occur until the later of (a) 90 days following adoption of the Plan or (2) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the Plan).

b.If the Insider is not a Section 16 Person (but is also not the Company itself), the Plan must not permit any trades to occur until the expiration of a cooling-off period 30 days after the adoption or modification of such Plan.
5.Multiple Plans. Pursuant to the Rule, a person may only rely on the affirmative defense for a single-trade plan once during any consecutive 12-month period. A single-trade plan is a 10b5-1 trading plan designed to effect the purchase or sale of the total amount of the securities subject to the plan as a single transaction. Further, only one Plan may be in effect at any time, unless one of three exemptions is met, which are:
a.A person may enter into more than one Plan with different broker-dealers or other agents and treat the Plans as a single Plan so long as, when taken as a whole, the “plan” complies with all of the rule's requirements;
b.A person may adopt one later-commencing Plan so long as trading under the later- commencing Plan is not authorized to begin until after all trades under the earlier- commencing Plan are completed or expire without execution. If the earlier- commencing Plan is terminated earlier, the later-commencing Plan must have a cooling-off period that starts when the first Plan terminates; and
c.A person may have an additional Plan set up solely to sell securities as necessary to satisfy tax-withholding obligations arising exclusively from the vesting of a compensatory award, otherwise known as “sell-to-cover” transactions.
6.Trades Outside of the Plan. Once a Plan is established, Insiders may transact in securities that are not subject to the currently existing Plan. Such transactions continue to require pre- clearance and be subject to the Company’s Policy. Under no circumstances will opposite- way open market transactions be permitted.
7.Plan Duration. The minimum duration of a Plan is six months and the maximum duration is two years.
8.Certification. When entering into a Plan, an Insider must certify that at the time of adoption of the Plan that the Insider: (1) is not aware of any material, non-public information; and
(2) is adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of the Rule.
9.Modifications. Plan modifications are prohibited, other than immaterial modifications, such as those resulting from scrivener’s errors, that are approved by the Office of the General Counsel. As provided in the Rule, any change to the amount, price, or timing of the purchase or sale of the securities underlying a Plan is a termination of such Plan and the adoption of a new Plan. In addition, a Plan modification, such as the substitution or removal of a broker that is executing trades pursuant to a Rule 10b5-1 arrangement on behalf of the person, that changes the price or date on which purchases or sales are to be executed, is a termination of such Plan and the adoption of a new Plan.

10.Early Terminations. The early termination of a Plan could affect the availability of the Rule’s affirmative defense for prior Plan transactions if it calls into question whether the Plan was entered into in good faith and not as part of a plan to avoid the insider trading rules. Because of this risk, early terminations are strongly discouraged. In the event an Insider determines to terminate a Plan early, every effort should be taken to terminate the Plan during a Window Period. Early termination of a Plan during a quiet (or blackout) period requires documentation of extenuating circumstances and is subject to legal review. In the event an Insider terminates his or her Plan early, such Insider will be subject to the cooling off period for any subsequent Plan, as noted above in Section 4, or with respect to overlapping Plans, that starts when the first Plan is terminated as set forth in Section 5..
11.Brokers and Broker Reporting. With respect to Section 16 Persons, each Plan must require the broker counterparty to promptly report to the Company’s designated representative the details of every transaction executed under a Plan, but in any event, such detail shall be provided no later than one business day after the execution date.
12.Public Disclosure of Plan Transactions. With respect to Section 16 Persons, transactions executed pursuant to a Plan will be indicated as such on the Insider’s Form 4. In addition, beginning with the first periodic filing that covers the Company’s first full fiscal period that begins on or after April 1, 2023 (i.e., the Form 10-Q for the fiscal quarter ended June 30, 2023), the Company will be required to disclose in its periodic reports (i.e., 10-Qs and 10-Ks) the adoption or termination of a Plan by any Section 16 Person during the last completed quarter, including a description of the material terms of such a Plan, other than terms with respect to price.
13.Securities Laws. A Plan does not relieve Insiders from their obligations to comply with the requirements of applicable securities laws. You will need to coordinate with your broker and the Company to ensure that all of these requirements are satisfied and that all required notices and reports are timely and accurately filed.